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Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Niska Gas Partners LLC:

        We consent to the incorporation by reference in the registration statements (No. 333-177936 and No. 333-174988) on Forms S-8 and S-3 of Niska Gas Storage Partners LLC of our reports dated June 7, 2013, with respect to the consolidated balance sheets of Niska Gas Storage Partners LLC as of March 31, 2013 and 2012, and the related consolidated statements of earnings (loss) and comprehensive income (loss), changes in member' equity, and cash flows for each of the years in the three-year period ended March 31, 2013, and the effectiveness of internal control over financial reporting as of March 31, 2013, which reports appear in the March 31, 2013 annual report on Form 10-K of Niska Gas Storage Partners LLC. Our report dated June 7, 2013 contains an explanatory paragraph that states that the consolidated statements of earnings and comprehensive income, members' equity and cash flows prior to May 17, 2010 were prepared on a combined basis of accounting.

                      (signed) KPMG LLP

Houston, Texas
June 7, 2013

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  Exhibit 23.1
Consent of Independent Registered Public Accounting Firm